EX-99.(i)(39)

CONSENT OF DECHERT LLP

We hereby consent to the reference to our firm under the headings “Fund Service Providers” in the Prospectus and “Miscellaneous Information—Counsel” in the Statement of Additional Information comprising a part of Post-Effective Amendment No. 237 to the Form N-1A Registration Statement of PowerShares Exchange-Traded Fund Trust, File No. 333-102228.  We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Dechert LLP
New York, New York
June 15, 2011